Exhibit 10.2

                        AMENDMENTS TO FORD MOTOR COMPANY
                           DEFERRED COMPENSATION PLAN
                           --------------------------
                        (Effective as of October 1, 1996)


Paragraph (a) of Section 5 is hereby amended to read as follows:

          "(a) Supplemental Compensation Deferrals. A participant's decision to defer payment of supplemental compensation under the Plan must be made prior to October 31 of the performance year for which the supplemental compensation is determined."

The sixth and seventh sentences of paragraph (e) of Section 5 are hereby deleted.

Paragraph (b) of Section 7 is hereby amended to read as follows:

          "(b) Eligible Participants. Active employees and retired participants are eligible to redesignate."

Paragraph (f)(ii) of Section 7 is hereby deleted.

The last sentence of paragraph (b) of Section 10 is hereby deleted.


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